EXHIBIT 99.1
News Release

For Immediate Release

Applied Industrial Technologies Elects New Board Member

CLEVELAND, OH (August 11, 2022) – Applied Industrial Technologies (NYSE: AIT) today announced that Shelly M. Chadwick, Vice President, Finance and Chief Financial Officer of Materion Corporation (NYSE: MTRN), has been elected to its Board of Directors.

“We are very pleased to announce the addition of Shelly as a new independent director to the Applied board,” said Peter C. Wallace, the Company’s Chairman. “Her successful track record encompasses more than 20 years of driving strong financial and operational results, including leading transformational projects.”

Neil A. Schrimsher, President & Chief Executive Officer, added, “Shelly joins us at an exciting time for the Company, as we near our centennial celebration and continue to execute our profitable growth strategies for enhanced value to all stakeholders. We look forward to benefiting from her perspective and experience that will complement and enhance our governance.”

Chadwick, 50, is responsible for driving profitable growth and sound investment decisions, as well as leading all aspects of the finance, procurement and investor relations functions at Materion – a high-tech solutions provider of performance alloys, advanced materials, and precision optics. Prior to Materion, she served as Vice President of Finance and Chief Accounting Officer at The Timken Company. Her credentials also include financial leadership positions at ECKART America and Noveon, Inc. She holds a Bachelor of Science degree in business management from Westfield State University and an MBA in finance from Anna Maria College. Chadwick also serves on several nonprofit boards.

Following Chadwick’s appointment to a term that expires in 2024, the Applied board is now comprised of nine Directors, of which eight are independent, including the Chairman.

About Applied®
Applied Industrial Technologies is a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies. Our leading brands, specialized services, and comprehensive knowledge serve MRO and OEM end users in virtually all industrial markets through our multi-channel capabilities that provide choice, convenience, and expertise. For more information, visit www.applied.com.

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CONTACT INFORMATION

Ryan D. Cieslak
Director – Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

Julie A. Kho
Manager – Corporate Communications
& Public Relations
216-426-4483 / jkho@applied.com